Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 1, 2005, accompanying the consolidated financial statements of Chaparral Energy, Inc. (formerly Chaparral L.L.C. and subsidiaries) as of December 31, 2003 and 2004, and for each of the three years in the period ended December 31, 2004. We have also issued our report dated September 25, 2005, accompanying the financial statements of CEI Bristol Acquisition, LP as of December 31, 2003 and 2004, and for each of the three years in the period ended December 31, 2004. These reports are contained in Amendment No. 1 to Chaparral Energy, Inc.’s Registration Statement on Form S-1. We consent to the use of the aforementioned reports in the Registration Statement, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma

February 13, 2006